         [GARDNER DENVER logo]                                  EXHIBIT 99.1


============================================================================
                                PRESS RELEASE
============================================================================


FOR IMMEDIATE RELEASE
---------------------

October 27, 2004                                Contact: Helen W. Cornell
                                                Vice President, Finance and CFO
                                                (217) 228-8209



   GARDNER DENVER, INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.43:
               THIRD QUARTER REVENUES INCREASE 63%, NET INCOME
                 INCREASES 64% COMPARED TO THE PREVIOUS YEAR

QUINCY, IL, (October 27, 2004) - Gardner Denver, Inc. (NYSE:GDI) announced that revenues for the three months ended September 30, 2004 were $182.6 million, a 63% increase compared to the third quarter of the previous year, primarily as a result of acquisitions. Net income for the three months ended September 30, 2004 was $8.7 million, a 64% increase compared to the same period last year.

CEO's Comments Regarding Results
--------------------------------

"We have continued to show strong revenue growth and flow-through profitability, both sequentially on a quarter-over-quarter basis and year-over-year. Our two acquisitions this year have opened new markets and added new channels of distribution for our existing products. I am pleased with the pace of our integration activities and excited about the synergistic opportunities that these acquisitions will provide in the future. Additionally, strong demand continues for well stimulation pumps and our aftermarket business for pumps used in oil and gas well drilling and servicing. Furthermore, we are also beginning to see increased orders for drilling pumps," stated Ross Centanni, Chairman, President and CEO.

"The end markets for industrial products continue to slowly improve. We continue to benefit from improving industrial demand in the U.S. and Europe, along with our efforts to gain market share in Europe, South Africa and China, which have resulted in increased shipments of compressors and blowers. The transportation market remains strong, which impacts demand for our positive displacement blowers. We are also beginning to see increased demand for our compressors used on locomotives. Additionally, the profitability programs we initiated in the fourth quarter of 2003 are increasing flow-through profitability. Total segment operating earnings as a percentage of revenues, for businesses that existed prior to our 2004 acquisitions, were 10.2% for the third quarter of 2004. This is approximately 2-percentage points higher than the third quarter of 2003."

"We have nearly completed the integration of Syltone into the operations of our existing businesses. These efforts should help us to further leverage the benefits of the Syltone acquisition in 2005. Additionally, we have initiated the integration process of nash_elmo's operations. Similar to the Syltone integration, we believe there are opportunities to generate synergistic benefits via facility and product rationalization, sales channel leverage and material cost reductions."

"On September 30, 2004, we celebrated the official opening of our new compressor assembly and packaging facility in Shanghai, China. We are excited about our opportunities for this facility. Capital has also been invested in integrating businesses onto our common enterprise resource planning system, introducing new products to market, and improving our operations. In the first nine months of 2004, we had capital expenditures of approximately $12 million, and we expect total capital expenditures for the year to approximate $20 million."

Note on Segments
----------------

The Company continues to be organized based upon the products and services it offers. Prior to the Company's acquisition of nash_elmo in September of this year, the Company was organized into three operating divisions:
Compressor, Blower, and Fluid Transfer. With the addition of nash_elmo, a fourth division has been added. This new addition, the Liquid Ring Pump Division, comprises liquid ring pump products, as well as related engineered systems and aftermarket services. The nash_elmo side channel blower product line is now included in the Company's Blower Division. These four divisions comprise two reportable segments, Compressor and Vacuum Products and Fluid Transfer Products.

Outlook
-------

Looking forward, Mr. Centanni stated, "I expect the demand outlook for industrial products to continue gradually improving during the last quarter of 2004 and into 2005. Elevated oil and natural gas prices also continue to drive demand. This improving environment bodes well for future revenue and profitability levels."

"Given the current economic environment, as well as our existing backlog and recent order trends, we expect DEPS to be approximately $0.45 to $0.49 for the fourth quarter of 2004 and $1.68 to $1.72 for the year. This guidance includes the impact from our two recent acquisitions. We currently believe that these acquisitions will contribute approximately $0.18 to $0.21 to DEPS in the current calendar year. If industrial demand continues to strengthen in the U.S. and Europe and higher oil and natural gas prices continue to stimulate demand for our well servicing and drilling products, we believe DEPS will be approximately $1.90 to $2.10 in 2005, including $0.25 to $0.29 from the acquisition of nash_elmo. Our estimate of the incremental DEPS provided by the nash_elmo acquisition was increased from our previous guidance as a result of lower than anticipated amortization expense and incremental growth in the Asian market."

Third Quarter Results
---------------------

Revenues for the third quarter of 2004 increased $70.6 million (63%) to $182.6 million for the three months ended September 30, 2004, compared to the same period of 2003. This increase was primarily due to acquisitions ($58.8 million) and increased shipments of well stimulation pumps, compressors and blowers. Favorable changes in currency exchange rates and price increases also contributed to this increase. Compared to the same period of 2003, revenues for the Compressor and Vacuum Products segment increased $55.6 million to $147.1 million for the three months ended September 30, 2004. This 61% increase was primarily due to acquisitions ($48.0 million), increased volume in the U.S., Europe, South Africa and China, favorable changes in currency exchange rates and price increases. Fluid Transfer Products segment revenues increased $15.0 million to $35.5 million for the three months ended September 30, 2004, compared to the same period of 2003. This 73% increase is primarily due to an acquisition ($10.8 million), increased shipments of well stimulation pumps, water jetting systems and related aftermarket services, as well as price increases.

The two acquisitions completed in 2004 increased backlog by $117.0 million for the three months ended September 30, 2004, compared to the same period in 2003; Compressor and Vacuum Products segment increased $93.3 million and Fluid Transfer Products increased $23.7 million. Orders for the three-month period increased by $59.5 million due to the recent acquisitions compared to the previous year. Incremental orders from acquisitions contributed $44.0 million to the Compressor and Vacuum Products segment for the three months ended September 30, 2004 and $15.5 million to the Fluid Transfer Products segment. For the nine-month period of 2004, acquisitions added $103.6 million to compressor and vacuum product orders and $43.5 million to orders for fluid transfer products.

Gross margin (defined as revenues less cost of sales) as a percentage of sales increased to 32.5% in the three-month period ended September 30, 2004, from 30.2% in the same period of 2003. This increase was principally attributable to increased revenues in both segments and the related positive impact of better leverage of fixed and semi-fixed costs over a higher revenue base. The recent acquisitions positively impacted gross margin percentage, as their gross margin percentage was higher than that of the Company's previously existing businesses. Favorable sales mix also contributed to the improvement since the third quarter of 2004 included a higher percentage of aftermarket sales compared to the prior year.

Selling and administrative expenses increased in the three-month period of 2004 by 78% to $37.5 million from $21.1 million in the same period of 2003, primarily due to acquisitions ($15.1 million). Changes in currency exchange rates also contributed to this increase.

Total segment operating earnings as a percentage of revenues for the Company were 8.7% in the three months ended September 30, 2004, an increase from 8.1% for the same period of 2003. Operating earnings for the Compressor and Vacuum Products segment were 9.2% of revenues in the three months ended September 30, 2004, an increase from 7.7% in the same period of 2003. This increase was primarily attributable to the positive impact of increased leverage of fixed and semi-fixed costs over a higher revenue base. Favorable sales mix also contributed to this increase. These favorable factors were partially offset by lower operating margins at the businesses acquired in 2004. Operating earnings from the Compressor and Vacuum Products businesses that existed prior to the Syltone and nash_elmo acquisitions were 9.5% of revenues for the three months ended September 30, 2004. The Fluid Transfer Products segment generated operating earnings as a percentage of revenues of 6.8% for the three months ended September 30, 2004, compared to 9.6% in the same period of 2003. This decrease was primarily attributable to the


Syltone acquisition and lower drilling pump shipments. This negative factor was partially offset by the positive impact of increased leverage of fixed and semi-fixed costs and operational improvements. Operating earnings as a percentage of revenues from Fluid Transfer Products segment businesses that existed prior to the Syltone acquisition were 13.0% for the three months ended September 30, 2004.

Interest expense increased $1.4 million (133%) to $2.5 million for the three months ended September 30, 2004, compared to the same period of 2003, due to higher average borrowings stemming from the nash_elmo and Syltone acquisitions and higher average rates.

Net income for the three months ended September 2004 increased $3.4 million (64%) to $8.7 million ($0.43 diluted earnings per share), compared to $5.3 million ($0.32 diluted earnings per share) in same period of 2003. This increase was primarily attributable to higher operating earnings, including the incremental impact from acquisitions, partially offset by higher interest expense and a higher effective tax rate in 2004 as a result of increased profits generated at international operations. The incremental impact on diluted earnings per share from the two acquisitions in the three-month period of 2004 was $0.04. Without the stock offering completed near the end of the first quarter of 2004, DEPS for the third quarter would have been $0.06 higher.

Nine Months Results
-------------------

Revenues for the nine months ended September 30, 2004 increased $175.4 million (54%) to $498.3 million, compared to the same period of 2003. This increase was primarily due to acquisitions completed in 2004 ($138.6 million) and increased shipments of well stimulation pumps, pump parts, compressors and blowers. Favorable changes in currency exchange rates and price increases also contributed to this increase. For the nine months ended September 30, 2004, revenues for the Compressor and Vacuum Products increased $125.0 million (46%) to $396.2 million, compared to the same period of 2003. This increase is primarily due to recent acquisitions ($102.9 million), changes in currency exchange rates, increased volume of compressor and blower shipments in the U.S., Europe, South Africa and China and price increases. Fluid Transfer Products segment revenues increased $50.4 million to $102.2 million for the nine months ended September 30, 2004, compared to the same period of 2003. This 97% increase was primarily due to an acquisition ($35.7 million), increased volume of well stimulation pumps, water jetting systems and related aftermarket, as well as price increases. These positive factors were partially offset by fewer drilling pump shipments.

Net income for the nine months ended September 30, 2004 increased $9.3 million (66%) to $23.5 million, compared to the same period of 2003. Diluted earnings per share for the first nine months of 2004 increased to $1.23 from $0.87 for the same period of 2003. The stock offering completed earlier in 2004 reduced DEPS for the nine-month period by approximately $0.13. The increase in net income was primarily attributable to increased leverage of fixed and semi-fixed costs over a higher revenue base, a favorable sales mix, operational improvements and a large foreign currency transaction gain in the first quarter of 2004. These positive factors were partially offset by higher compensation, fringe benefits, warranty expense and a higher effective tax rate in 2004. The two recent acquisitions contributed approximately $0.10 to diluted earnings per share during the first nine months of 2004.

During the first nine months of 2004, the Company generated cash from operations totaling $22.3 million, compared to $23.7 million in the prior year period. This unfavorable comparison was primarily due to the higher levels of operating working capital due to increased activity levels, partially offset by higher net income and cash generated by acquisitions in 2004.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to identify, negotiate and complete possible future acquisitions; (2) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (3) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (4) purchased material cost changes, including metal surcharges; (5) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (6) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (7) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (8) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressor and vacuum products; (9) pricing of the Company's products; (10) the degree to which the Company is able to penetrate niche and international markets; (11) changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound); (12) changes in interest rates; (13) the ability to attract and retain quality management personnel; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (16) the development and acceptance of the Company's new product offerings; and (17) the continued successful implementation and utilization of the Company's electronic services; (18) changes in laws and regulations, including accounting standards and tax requirements. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.



Comparisons of the financial results for the three and nine-month periods ended September 30, 2004 and 2003 follow.

Gardner Denver will broadcast its conference call to discuss third quarter earnings on Thursday, October 28, 2004 at 9:30 a.m. Eastern, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or on CCBN's website (www.fulldisclosure.com).

Gardner Denver, with 2003 revenues of $440 million ($790 million on a pro forma basis including the acquisitions of Syltone plc and nash_elmo Holdings LLC, which were completed in 2004), is a leading manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).


                                     ###



                                                     GARDNER DENVER, INC.
                                             CONSOLIDATED STATEMENT OF OPERATIONS

                                   (in thousands, except per share amounts and percentages)
                                                          (Unaudited)

                                            THREE MONTHS ENDED                              NINE MONTHS ENDED
                                               SEPTEMBER 30,                                  SEPTEMBER 30,
                                        -----------------------------                   ---------------------------
                                                                           %                                             %
                                            2004            2003         CHANGE            2004           2003         CHANGE
                                        --------------  -------------  -----------      ------------  -------------  -----------
Revenues                                    $ 182,616      $ 112,061           63         $ 498,341      $ 322,940           54

Costs and Expenses:
  Cost of sales                               123,296         78,198           58           336,457        225,123           49
  Depreciation and amortization                 5,925          3,740           58            16,074         11,053           45
  Selling and administrative                   37,461         21,063           78           106,031         62,421           70
  Interest expense                              2,491          1,070          133             5,949          3,411           74
  Other expense (income), net                     332            230           44            (1,756)           133          N/M
                                            ---------      ---------                      ---------      ---------

Income before income taxes                     13,111          7,760           69            35,586         20,799           71
Provision for income taxes                      4,457          2,483           80            12,099          6,656           82
                                            ---------      ---------                      ---------      ---------

Net income                                    $ 8,654        $ 5,277           64            23,487       $ 14,143           66
                                            =========      =========                      =========      =========

Basic earnings per share                      $  0.44        $  0.33           33           $  1.26       $   0.88           43
                                            =========      =========                      =========      =========
Diluted earnings per share                    $  0.43        $  0.32           34           $  1.23       $   0.87           41
                                            =========      =========                      =========      =========

Basic weighted average
    number of shares outstanding               19,806         16,079                         18,645         16,047
                                            =========      =========                      =========      =========
Diluted weighted average
    number of shares outstanding               20,188         16,393                         19,032         16,269
                                            =========      =========                      =========      =========

Shares outstanding as of 9/30                  19,850         16,094
                                            =========      =========



                                                     GARDNER DENVER, INC.
                                                   BUSINESS SEGMENT RESULTS

                                              (in thousands, except percentages)
                                                         (Unaudited)

                                           THREE MONTHS ENDED                           NINE MONTHS ENDED
                                              SEPTEMBER 30,                                SEPTEMBER 30,
                                        ---------------------------                  --------------------------
                                                                           %                                            %
                                           2004           2003           CHANGE         2004          2003            CHANGE
                                        ------------   ------------     ---------    ------------  ------------     -----------
COMPRESSOR AND VACUUM PRODUCTS
   Revenues                                $147,148        $91,554            61        $396,170      $271,183              46
   Operating earnings                        13,519          7,089            91          32,422        21,364              52
      % of Revenues                            9.2%           7.7%                          8.2%          7.9%
   Orders                                   146,466         90,272            62         415,756       265,133              57
   Backlog                                  161,227         56,521           185         161,227        56,521             185

FLUID TRANSFER PRODUCTS
   Revenues                                  35,468         20,507            73         102,171        51,757              97
   Operating earnings                         2,415          1,971            23           7,357         2,979             147
      % of Revenues                            6.8%           9.6%                          7.2%          5.8%
   Orders                                    50,423         18,944           166         128,225        53,386             140
   Backlog                                   51,553          8,707           492          51,553         8,707             492


                                                CONDENSED BALANCE SHEET ITEMS
                                              (in thousands, except percentages)
                                                         (Unaudited)

                                                                           %
                                          9/30/04        6/30/04         CHANGE       12/31/03
                                        ------------   ------------     ---------    ------------
Cash and equivalents                       $ 48,055       $ 26,252            83        $132,803
Receivables, net                            152,459        119,471            28          81,345
Inventories, net                            141,977         95,708            48          64,327
Current assets                              360,974        252,560            43         287,809

Total assets                                999,970        677,007            48         589,733

Short-term debt and cur. maturities          28,964         47,131            39          16,875
Accounts payable and accrued
   liabilities                              171,609        124,742            38          84,081
Current liabilities                         200,573        171,873            17         100,956
Long-term debt, ex. cur. maturities         309,564         61,737           401         165,756

Total liabilities                           623,859        313,983            99         323,828

Total stockholders' equity                  376,111        363,024             4         265,905